Exhibit 99.1

PROTECTION ONE ANNOUNCES CLOSING OF DEBT RESTRUCTURING;

INITIATES REPURCHASE OF 13 5/8% SENIOR SUBORDINATED DISCOUNT NOTES

AND ELECTS NEW MEMBERS TO THE BOARD OF DIRECTORS

LAWRENCE, Kan., February 9, 2005 – Protection One, Inc. (OTCBB: PONN) announced today that it completed its out-of-court debt restructuring with affiliates of Quadrangle Group, the Company’s lenders under its credit facility and its majority equity holders.  The transaction reduced the Company’s obligations under its credit facility by $120 million in exchange for 16 million shares of Protection One’s common stock (on a post-reverse stock split basis).  Quadrangle now owns over 97% of the Company’s outstanding common stock.  The Company further reduced the outstanding balance under its credit facility with a $3 million cash payment.  In addition, Protection One and Quadrangle extended the maturity date of the credit facility until August 15, 2005 and amended other terms of the credit facility.  The Company’s current debt total is now approximately $383 million compared to almost $547 million at the end of September 2004, a reduction of 30%.

In connection with the debt restructuring, the Company’s stockholders approved a 1:50 reverse stock split, certain other amendments to the Company’s certificate of incorporation and the adoption of a stock option plan.  The Company’s common stock will begin trading on the OTCBB on a post-reverse stock split basis under the new symbol “PONN” at the open of business on Wednesday, February 9, 2005.

“With a stronger capital structure in place, we now begin a new chapter in Protection One’s history,” said Richard Ginsburg, President and Chief Executive Officer of Protection One.  “As a result of successfully completing this transaction, we look forward to competing even more aggressively and

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continuing our leadership position in the security industry, as well as continuing our dedication to quality services for our existing and future customers.”

The Company’s Board of Directors also announced today the appointment of David Tanner, Steven Rattner and Michael Weinstock, who are Managing Principals of Quadrangle Group, as new Directors to the Board of the Company, effective immediately.  Ben M. Enis, a Company director since 1994, and James Q. Wilson, a Company director since 1996, resigned from the Board to accommodate these additions.

David Tanner said, “The successful completion of the restructuring of Protection One’s balance sheet should enable the Company’s talented management team to continue the remarkable turnaround already underway.”

Michael Weinstock, co-head of Quadrangle Debt Recovery Funds, and a Managing Principal of Quadrangle Group, added, “We look forward to continuing to work closely with Protection One’s management team as the Company takes advantage of the many opportunities available in this dynamic and growing industry.”

The Company also announced that it has offered to repurchase for cash any and all of its outstanding 13 5/8% senior subordinated discount notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest, pursuant to such notes’ change of control provisions.  The change of control repurchase offer will expire on March 10, 2005.  Any notes not tendered in connection with the change of control repurchase offer will be mandatorily redeemed on March 11, 2005, at a price equal to 100% of the principal amount, plus accrued and unpaid interest.  Assuming retirement of all outstanding 13 5/8% senior subordinated discount notes, the Company will reduce its current debt total from approximately $383 million to $353 million.

Houlihan Lokey Howard & Zukin Capital served as financial advisor to the Company, and Kirkland & Ellis LLP served as legal counsel to the Company.  Willkie Farr & Gallagher LLP and Simpson Thacher and Bartlett LLP served as legal counsel to Quadrangle.

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Protection One, one of the leading commercial and residential security service providers in the United States, provides monitoring and related security services to more than one million residential and commercial customers in North America and is a leading security provider to the multifamily housing market through Network Multifamily.  For more information about Protection One, visit www.ProtectionOne.com.

Quadrangle Group LLC manages over $2.5 billion through Quadrangle Capital Partners LP, a private equity fund that specializes in the media and communications industries, and Quadrangle Debt Recovery Funds, which invest in financially troubled companies across all industry groups.  Quadrangle Group was founded in March 2000 by former Managing Directors of Lazard Frères & Co. LLC.  Visit www.QuadrangleGroup.com for additional information.

Forward-looking Statements: Certain matters discussed in this news release are “forward-looking statements.”  The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability.  Forward-looking statements may include words or phrases such as “we believe,” “we anticipate,” “we expect” or words of similar meaning.  Forward-looking statements may describe our future plans, objectives, expectations or goals.  Such statements may address future events and conditions concerning customer retention, debt levels, debt service capacity, revenue stabilization and stabilization of our customer account base.  Our actual results may differ materially from those discussed here as a result of numerous factors, including our significant debt obligations, net losses and competition.  See our Annual Report on Form 10-K for the year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004 for a further discussion of factors affecting our performance.  Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.